SECOND AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”) is made and entered into as of April 30, 2012, by and among THE ENSIGN GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders party hereto (collectively, the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Revolving Credit and Term Loan Agreement, dated as of July 15, 2011, as amended by that certain First Amendment to Revolving Credit and Term Loan Agreement dated as of October 27, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;
WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and, subject to the terms and conditions hereof, the Lenders are willing to do so;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

1.Amendments.
(a)     Section 1.1 of the Credit Agreement is hereby amended by inserting the following definition in appropriate alphabetical order:
“Material Subsidiary” shall mean, as of any date, any direct or indirect Subsidiary of the Borrower having: (a) assets in an amount equal to 5% or more of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of such date; or (b) revenues in an amount equal to 5% or more of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for the four consecutive Fiscal Quarter period ending on or immediately prior to such date.
(b)     Section 5.11 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:
Section 5.11    Cash Management
(a)    The Borrower shall, and shall cause each Loan Party to, execute and deliver to the Administrative Agent, and thereafter maintain in effect, Control Account Agreements with respect to all deposit accounts and securities accounts (other than zero-balance accounts for the purpose of managing local disbursements, payroll, withholding and other fiduciary accounts and Government Deposit Accounts) (each, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which the Borrower and each other Loan Party shall have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, pursuant to such Control Account Agreements.
(b)    The Borrower shall, and shall cause each Loan Party to, execute and deliver to the Administrative Agent, and thereafter maintain in effect, “sweep” agreement (each, a “Sweep Agreement”) with respect to each Governmental Deposit Account pursuant to which the applicable depository bank will agree to sweep amounts deposited therein on a daily basis to a Controlled Account as and when funds clear and become available in accordance with such depository bank's customary procedures, each with such financial institution and each in form and substance reasonably acceptable to the Administrative Agent; no Loan Party will change any sweep instruction set forth in such Sweep Agreement without the prior written consent of the Administrative Agent. The Administrative Agent agrees and confirms that the Loan Parties will have sole dominion and “control” (within the meaning of Section 9-104 of the UCC and the common law) over each Governmental Deposit Account and all funds therein and the Administrative Agent disclaims any right of any nature whatsoever to control or otherwise direct or make any claim against the funds held in any Governmental Deposit Account from time to time.
(c)    The Borrower shall, and shall cause each Loan Party to, deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts or Government Deposit Accounts, in each case except for cash and Permitted Investments the aggregate value of which does not exceed $250,000 at any time.
(d)    At any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, the Borrower will, and will cause each other Loan Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent.
(b)     Section 5.12 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:
(a)    Within 75 days after the end of the second Fiscal Quarter of each Fiscal Year of the Borrower, commencing with the 2012 Fiscal Year, the Borrower will (i) cause each Domestic Subsidiary that is a Material Subsidiary (excluding any Excluded Subsidiary and any Subsidiary that is already a Guarantor) (a “Joining Guarantor”) (A) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (B) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, negative pledges and legal opinions) and to take all such other actions as such Joining Guarantor would have been required to deliver and take pursuant to Section 3.1 if such Joining Guarantor had been a Loan Party on the Closing Date, (C) to comply with Section 5.11, and (D) to deliver Negative Pledges with respect to owned Real Estate and Collateral Access Agreements with respect to leased Real Estate, in each case of the type required under Section 5.13, (ii) pledge, or cause the applicable Loan Party to pledge, all of the Capital Stock of such Joining Guarantor to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance satisfactory to the Administrative Agent, and (iii) deliver the original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank.
(b)    Within 75 days after the end of the second Fiscal Quarter of each Fiscal Year of the Borrower, commencing with the 2012 Fiscal Year, (or, if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed 60 additional days), the Borrower shall cause the applicable Loan Parties to pledge all of the Capital Stock of each Foreign Subsidiary that is a Material Subsidiary to the extent such Capital Stock is owned directly by a Loan Party (or, if the pledge of all of the voting Capital Stock of such Foreign Subsidiary would result in materially adverse tax consequences, then such pledge shall be limited to 66% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of such Foreign Subsidiary, as applicable) to the Administrative Agent as security for the Obligations pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, (ii) deliver the original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank and (iii) deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Administrative Agent may reasonably request.
(c)    To the extent that (x) the aggregate assets (on a non-consolidated basis) of Domestic Subsidiaries that are not Loan Parties (excluding Excluded Subsidiaries) is more than 10% of the total consolidated assets of the Borrower and its Subsidiaries, in each case as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending on or about June 30, 2012, or (y) the aggregate revenue (on a non-consolidated basis) of Domestic Subsidiaries that are not Loan Parties (excluding Excluded Subsidiaries) is more than 10% of the total consolidated revenue of the Borrower and its Subsidiaries, in each case for the four consecutive Fiscal Quarter period ending on the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending on or about June 30, 2012, then within 75 days after the end of such Fiscal Quarter (or with respect to the fourth Fiscal Quarter of each Fiscal Year, then within 120 days after the end of such Fiscal Quarter), the Borrower shall cause one or more other Domestic Subsidiaries to become additional Guarantors to the extent necessary to cause the statements in clause (x) and (y) not to be true, by executing and delivering the documents and taking the actions described in subsection (a) above as if such Domestic Subsidiaries were Joining Guarantors.
(d)    Within 75 days after the end of each Fiscal Quarter (or with respect to the fourth Fiscal Quarter of each Fiscal Year, then within 120 days after the end of such Fiscal Quarter), commencing with the Fiscal Quarter ending on or about June 30, 2012, the Borrower will deliver to the Administrative Agent an officer's certificate executed by a Responsible Officer, certifying (A) those Subsidiaries that are Material Subsidiaries as of the last day of such Fiscal Quarter, (B) the aggregate assets (on a non-consolidated basis) of Domestic Subsidiaries that are not Loan Parties (excluding Excluded Subsidiaries) as of the last day of such Fiscal Quarter (after giving effect to compliance with clauses (a) and (c) above), (C) the aggregate revenue (on a non-consolidated basis) of Domestic Subsidiaries that are not Loan Parties (excluding Excluded Subsidiaries) for the four consecutive Fiscal Quarter period ending on the last day of such Fiscal Quarter, and (D) that the requirements of this Section 5.12 have been satisfied for such Fiscal Quarter (other than with respect to subsection (b) to the extent the Administrative Agent has extended the deadline for compliance as contemplated thereby).
(e)    The Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsections (a), (b) and (c) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.
2.    Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or otherwise outstanding in connection with the Credit Agreement (including reasonable fees and disbursements of King & Spalding LLP, counsel to the Administrative Agent), and (ii) executed counterparts to this Amendment from the Borrower, each of the Guarantors and the Required Lenders.

3.    Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent that:

(a)    The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) -has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;

(b)     The execution, delivery and performance by each Loan Party of this Amendment are within such Loan Party's organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action;

(c)    The execution, delivery and performance by the Loan Parties of this Amendment (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Subsidiaries or any of their assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents;

(d)    This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies in general; and

(e)    After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

4.    Reaffirmations and Acknowledgments.

(a)    Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Borrower of this Amendment and jointly and severally ratifies and confirms the terms of the Guaranty and Security Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Guaranty and Security Agreement (i) is and shall continue to be a primary obligation of the Guarantors, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantors under the Guaranty and Security Agreement.

(b)    Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Secured Parties under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

5.    Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

6.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

7.    No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8.    Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

9.    Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

10.    Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

11.    Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.